As Filed With the Securities and Exchange Commission on July 25, 2013

Registration No. 333-126988

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROWN-FORMAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	61-0143150
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

850 Dixie Highway Louisville, Kentucky	40210
(Address of Principal Executive Offices)	(Zip Code)

BROWN-FORMAN 2004 OMNIBUS COMPENSATION PLAN

(Full title of the plan)

Matthew E. Hamel

Executive Vice President, General Counsel and Secretary

850 Dixie Highway

Louisville, Kentucky 40210

(Name and address of agent for service)

(502) 585-1100

(Telephone number, including area code, of agent for service)

Copy to:

Leigh Walton

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐ (do not check if you are a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Brown-Forman Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (Commission File No. 333-126988 and referred to herein as the “Prior Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) on July 28, 2005 with respect to shares of the Registrant’s Class A Common Stock or Class B Common Stock, par value $0.15 per share (the “Common Stock”), to be offered and sold pursuant to the Brown-Forman 2004 Omnibus Compensation Plan (the “2004 Plan”). A total of 18,623,836 shares of Common Stock (as adjusted for stock splits) were initially registered for issuance under the 2004 Plan pursuant to the Prior Registration Statement.

On July 25, 2013, the stockholders of the Registrant adopted the Brown-Forman 2013 Omnibus Compensation Plan (the “2013 Plan”), which provides for awards that are similar to those under the 2004 Plan. According to the terms of the 2013 Plan, 6,016,225 shares of Common Stock (as adjusted for stock splits) that were unissued and available for grant under the 2004 Plan as of July 25, 2013 (the “Carried Forward Shares”) are carried forward and included in the reserve of shares available for issuance under the 2013 Plan.

Effective immediately upon the filing of this Post-Effective Amendment No. 1 to the Prior Registration Statement, the Registrant hereby deregisters the Carried Forward Shares.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Prior Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock available for offer or sale pursuant to the 2013 Plan, including the Carried Forward Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 25th day of July, 2013.

BROWN-FORMAN CORPORATION

By:	/s/ Paul C. Varga
Paul C. Varga
Chief Executive Officer and
Chairman of the Company

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Geo. Garvin Brown IV Geo. Garvin Brown IV	Director, Chairman of the Board	July 25, 2013

/s/ Paul C. Varga Paul C. Varga	Director, Chief Executive Officer, and Chairman of the Company	July 25, 2013

/s/ Joan C. Lordi Amble Joan C. Lordi Amble	Director	July 25, 2013

/s/ Patrick Bousquet-Chavanne Patrick Bousquet-Chavanne	Director	July 25, 2013

/s/ Martin S. Brown, Jr. Martin S. Brown, Jr.	Director	July 25, 2013

/s/ Bruce L. Byrnes Bruce L. Byrnes	Director	July 25, 2013

/s/ John D. Cook John D. Cook	Director	July 25, 2013

/s/ Sandra A. Frazier Sandra A. Frazier	Director	July 25, 2013

/s/ Dace Brown Stubbs Dace Brown Stubbs	Director	July 25, 2013

/s/ James S. Welch, Jr. James S. Welch, Jr.	Director, Vice Chairman of the Company	July 25, 2013

/s/ Donald C. Berg Donald C. Berg	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 25, 2013

/s/ Brian P. Fitzgerald Brian P. Fitzgerald	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 25, 2013